Exhibit 99.1

PRESS RELEASE

Financial Contact:	Media Contact:
Robert Milligan	Kristen Armstrong
Chief Financial Officer	Executive Assistant to the CEO
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.258.6637	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com
Healthcare Trust of America, Inc. Announces Appointment of Peter N. Foss to Board of Directors
SCOTTSDALE, AZ, April 30, 2015 - Healthcare Trust of America, Inc. (NYSE: HTA), announced today the appointment of Peter N. Foss to its Board of Directors. This appointment increases HTA’s Board of Directors to a total of eight members, seven of whom qualify as independent. Mr. Foss has spent over 20 years as an executive of General Electric Company (GE). Mr. Foss currently leads GE’s NFL Brain Research Program and was previously President of GE’s Olympic Sponsorship and Corporate Accounts where he had a significant role leading GE’s sales to global companies, including major healthcare providers.
“We are pleased to welcome Peter Foss to HTA’s Board of Directors,” said Scott D. Peters, Chairman and CEO of Healthcare Trust of America. “Peter’s long term leadership with a world class organization like GE will help us continue to develop HTA’s enterprise platform. In addition, his experience partnering with global healthcare providers and in-depth knowledge of healthcare’s ongoing transformation will make him a significant addition to our company.”
The Board has determined that Mr. Foss qualifies as an independent director under the applicable NYSE and SEC requirements.
Mr. Foss has over 35 years of experience with the General Electric Company in various sales and marketing executive roles specific to the healthcare industry. He currently leads the GE Company’s NFL Brain Research Program. Prior to that, he was the President of the GE Company’s Olympic Sponsorship and Corporate Accounts from 2003 to 2013. In both of these roles, Peter was prominently responsible for leading GE’s extensive relationships with the nation’s largest healthcare providers. Prior to that time, he served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. In addition to his leadership across the GE Company, Mr. Foss is the President of the ALS Finding a Cure foundation.
Mr. Foss earned a Bachelor of Science degree in Chemistry from The Massachusetts College of Pharmacy in Boston.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA), a publicly traded real estate investment trust, is a real estate company that acquires, owns, and operates medical office buildings located primarily on-campus or affiliated with the nation’s leading healthcare systems. HTA is known for its exclusive dedication to the medical office sector and believes that this focus will be advantageous as the healthcare sector benefits from major macroeconomic tailwinds.

Since its formation in 2006, HTA has invested approximately $3.3 billion in medical office buildings comprising 14.8 million square feet in 28 states. A disciplined and targeted acquisition approach has positioned the real estate portfolio in certain key markets (among others) with growing and healthy economics, including: Albany, Atlanta, Boston, Charleston, Dallas, Denver, Greenville, Houston, Indianapolis, Miami, Orlando, Phoenix, Pittsburgh, Raleigh, Tampa, and White Plains. The portfolio is operated by an in-house national asset management and leasing platform which is directed from over 10 full-service regional offices across the U.S. HTA has a consistent track record since listing on the New York Stock Exchange in 2012 and believes that a commitment to long-term real estate principals will continue to generate shareholder value.
More information about HTA can be found on the company’s website at www.htareit.com
FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.
The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:
•  changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;
•  competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;
•  economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;
•  retention of HTA’s senior management team;
•  financial stability and solvency of HTA’s tenants;
•  supply and demand for operating properties in the market areas in which HTA operates;
•  HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;
•  changes in property taxes;
•  legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;
•  fluctuations in reimbursements from third party payors such as Medicare and Medicaid;
•  changes in interest rates;
•  the availability of capital and financing;
•  restrictive covenants in HTA’s credit facilities;
•  changes in HTA’s credit ratings;
•  HTA’s ability to remain qualified as a REIT;
•  changes in accounting principles generally accepted in the United States of America, policies and guidelines applicable to REITs;
•  delays in liquidating defaulted mortgage loan investors; and

•  the risk factors set forth in HTA’s 2014 Annual Report on Form 10-K for the year ended December 31, 2014 and in HTA’s Quarterly Reports on Form 10-Q.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.